Exhibit 10.04
AMENDMENT TO THE
SHARE PURCHASE AGREEMENT
CONFIDENTIAL
August 28, 2006
Flextronics International Ltd.
One Marina Boulevard
#28-00 Singapore 018989
Attn: Chief Financial Officer
Saras Software Systems Ltd.
c/o Flextronics International Ltd.
One Marina Boulevard
#28-00 Singapore 018989
Ladies and Gentlemen:
          Reference hereby is made to the Share Purchase Agreement, dated as of April 13, 2006 (the “Share Purchase Agreement”) between Flextronics International Ltd. (the “Seller”), Software Development Group (the “Purchaser”), and Saras Software Systems Ltd. (the “Company”, and together with the Seller and the Purchaser, the “Parties”). All capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Share Purchase Agreement. In accordance with Section 11.3 of the Share Purchase Agreement, the Parties hereby agree to amend the Share Purchase Agreement as follows:
          1. The definition of “Cash Consideration” in the Share Purchase Agreement is hereby deleted in its entirety and restated as follows:
     “Cash Consideration” means an amount equal to $649,220,550.00 less the Seller Equity Investment Amount.”
          2. Section 2.1(a) of the Share Purchase Agreement is hereby deleted in its entirety and restated as follows:
     “(a) Purchase and Sale. Upon the terms and subject to the conditions hereof, at the Closing, the Purchaser shall purchase, or caused to be purchased, and the Seller shall sell, or caused to be sold, the Purchased Shares for an aggregate purchase price of (i) the Cash Consideration, (ii) the Seller Note and (iii) the Seller Shares (as adjusted pursuant to Sections 2.4 and 2.5 hereof, the “Purchase Price”) as follows in the order of the steps described below:
          (i) the Purchaser shall cause the India Purchaser to purchase from the India Seller, and the Seller shall cause the India Seller to sell to the India Purchaser, free and clear of any Liens, a number of the Purchased India Shares agreed to by the Parties prior to the Closing;

          (ii) the Purchaser shall cause the Cayman Purchaser to purchase from the Seller, and the Seller shall sell to the Cayman Purchaser, free and clear of any Liens, a portion of the Purchased Cayman Shares (the number of such shares to be determined as provided in Section 2.1(d) hereof) in exchange for the Seller Note and the Seller Shares;
          (iii) the Purchaser shall cause the U.S. Purchaser to purchase from the U.S. Seller, and the Seller shall cause the U.S. Seller to sell to the U.S. Purchaser, free and clear of any Liens, the Purchased U.S. Shares; and
          (iv) the Purchaser shall cause the Cayman Sub-Purchaser to purchase from the Seller, and the Seller shall sell to the Cayman Sub-Purchaser, free and clear of any Liens, the remaining Purchased Cayman Shares not sold and purchased pursuant to clause (a)(ii) above in exchange for the Additional Purchase Price payable by the Cayman Sub-Purchaser under Section 2.5(d) hereof.”
          3. Section 2.1 of the Share Purchase Agreement is hereby amended by adding the following Section 2.1(d) thereto:
     “(d) The number of Purchased Cayman Shares sold and purchased pursuant to Sections 2.1(a)(ii) and 2.1(a)(iv), respectively, will be determined based on the aggregate value of the Seller Note and the Seller Shares on the one hand, and the amount of the Additional Purchase Price payable by the Cayman Sub-Purchaser on the other hand.”
          4. Section 2.5 of the Share Purchase Agreement is hereby amended by adding the following Section 2.5(d) thereto:
     “(d) Notwithstanding anything in Section 2.5(a) or Section 2.5(b) hereof to the contrary, to the extent the Purchase Price is increased pursuant to Section 2.5(a) or Section 2.5(b) hereof (such amount the “Additional Purchase Price”), the Purchaser shall cause (i) the U.S. Purchaser to pay to the U.S. Seller the portion of the Additional Purchase Price that is attributable to cash and cash equivalents of the Subsidiaries that are acquired by the U.S. Purchaser and (ii) the Cayman Sub-Purchaser to pay to the Seller the portion of the Additional Purchase Price that is attributable to cash and cash equivalents of all other Subsidiaries. The Additional Purchase Price shall be paid within the times specified under Section 2.5(a) and Section 2.5(b) hereof and shall be treated as additional amounts paid for the Purchased Shares acquired from the Seller or the U.S. Seller, as applicable. Nothing in this provision shall affect the Purchaser’s right to reimbursement under Section 2.5(a) hereof for out-of-pocket expenses, including any withholding or repatriation costs, incurred in transferring such amounts to the Seller or the U.S. Seller.”
          5. Exhibit A to the Share Purchase Agreement is hereby amended to exclude Saras Holding Kft. (Hungary).

          6. Exhibit G to the Share Purchase Agreement is hereby amended to include the following entity:

Subsidiary Name	Jurisdiction of Organization
Flextronics Technology (Mauritius) Ltd.	Mauritius
          7. Section 3.6(a) of the Share Purchase Agreement is hereby deleted in its entirety and restated as follows:
     “(a) The total authorized share capital of the Company is US$50,000 divided into 50,000 shares of a par value of US$1.00 per share, of which 1 share is issued and outstanding as of April 13, 2006 and of which 50,000 shares will be issued and outstanding as of the Closing Date. The Seller is the sole record and beneficial owner of all of such shares. Such shares are duly authorized, validly issued, fully paid and non-assessable.”
          8. Section 3.7(a) of the Seller Disclosure Schedule is hereby amended to include the following and adding a new footnote 6:

	Percentage of	Identity of Other
	Issued and	Holders of Issued	Percentage of
	Outstanding Share	and Outstanding	Issued and
	Capital Held by the	Share Capital Not	Outstanding Share
	Seller or the	Held by the Seller	Capital Held by
Subsidiary	Company	or the Company	Other Holders
Emuzed India Private Ltd.	99.99999%	Director[6]	0.00001%

[6]	The Director holds 10 shares in Emuzed India Private Ltd. as a member in order to satisfy an Indian legal requirement that there be at least two members in a private limited company.
          9. Section 4.4(a) of the Share Purchase Agreement is hereby deleted in its entirety and restated as follows:
     “(a) The total authorized share capital of the Purchaser on the date of this Agreement is US$100,000.00 divided into 100,000,000 shares of a par value of US$0.001 per share and as of the Closing Date will be US$500,000.00 divided into 500,000,000 shares of a par value of US$0.001 per share. As of the date of this Agreement, one (1) such share is issued and outstanding, of which Guarantor is the sole record and beneficial owner. Such share is duly authorized, validly issued, fully paid and non-assessable.”

          10. The last sentence of Section 9.2 of the Share Purchase Agreement is hereby deleted in its entirety and restated as follows:
     “Notwithstanding anything to the contrary, the Seller shall not be liable for (i) any Taxes incurred in connection with (x) the Purchaser Requested Transaction or (y) the waiver of retention bonuses on or around the Closing Date in an amount up to $780,000.00 by Business Employees (the “Forfeited Bonuses”); provided, that Seller shall be liable for Taxes incurred in connection with the Purchaser Requested Transaction if any of the India Conditions are not satisfied as of the Closing; or (ii) any of the Forfeited Bonuses.”
          11. Section 9.3 of the Share Purchase Agreement is hereby amended to add the following at the end thereof:
     “or (h) the waiver of retention bonuses on or around the Closing Date in an amount up to $780,000 by Business Employees, including any claims for any portion of the Forfeited Bonuses.”
          12. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any conflict of law provision or rule that would result in the application of laws of any other jurisdiction.
          13. This letter agreement may be executed in separate counterparts, all of which taken together shall constitute one and the same instrument. This letter agreement may be executed and delivered by facsimile transmission.
          14. Except as modified hereby, the Share Purchase Agreement shall continue in full force and effect in accordance with its terms.
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Very truly yours,

SOFTWARE DEVELOPMENT GROUP

By:	/s/ Adam Clammer Authorized Signatory
Confirmed and agreed to as of
the date first written above:
FLEXTRONICS INTERNATIONAL LTD.

By:	/s/ Manny Marimuthu Authorized Signatory
Confirmed and agreed to as of
the date first written above:
SARAS SOFTWARE SYSTEMS LTD.

By:	/s/ Donald H. Standley Authorized Signatory
[Signature Page to Amendment to Share Purchase Agreement]